Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR’S

We hereby consent to the inclusion in this Registration Statement on Form S-4 of BayCom Corp of our report dated February 14, 2019 on our audit of the consolidated financial statements of Uniti Financial Corporation appearing in the Prospectus, which is part of this Registration Statement. We also consent to the inclusion in this Registration Statement our tax opinion dated March 22, 2019 regarding the proposed merger of Uniti Financial Corporation with and into BayCom Corp, which is an exhibit to this Registration Statement. We also consent to the references to our firm under the caption “Experts” in the Prospectus.”

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
March 22, 2019